Exhibit 5.1

October 29, 2025

Flagstar Bank, National Association,
102 Duffy Avenue,
Hicksville, New York 11801.

Ladies and Gentlemen:

We are acting as counsel to Flagstar Bank, National Association, a banking association organized under the laws of the United States (the “Company”), in connection with its filing of Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1 (the “Registration Statement”) with the Office of the Comptroller of the Currency on or about October 29, 2025 pursuant to Part 16 of the regulations promulgated by the Office of the Comptroller of the Currency, including 12 C.F.R. § 16.15, with respect to the sale by certain selling stockholders identified in the Registration Statement of up to (a) 262,135,623 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) consisting of (i) 157,103,307 shares of Common Stock that are issued and outstanding (the “Outstanding Shares”), (ii) up to 249,999 shares of Common Stock (the “Series B Conversion Shares”) that may be issued to the selling securityholders upon the conversion of 750 shares of Series B Noncumulative Convertible Preferred Stock, par value $0.01 per share, (iii) approximately 4,999 shares of Common Stock (the “Series D Conversion Shares” and, together with the Series B Conversion Shares, the “Conversion Shares”) that may be issued to the selling securityholders upon the conversion of 15 shares of Series D Non-Voting Common Equivalent Stock, par value $0.01 per share (the “Series D NVCE Stock”) and (iv) approximately 104,777,318 shares of Common Stock (the “Warrant Shares”) underlying net-settled warrants (the “Warrants”) that are exercisable into Common Stock or the Series D NVCE Stock (as applicable), which are in turn convertible into shares of Common Stock and (b) 314,332 Warrants.

In connection with the filing of the Amendment, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, it is our opinion that:

(1) The Outstanding Shares have been validly issued and are fully paid.

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(2) With respect to the Conversion Shares, when all necessary corporate action has been taken to authorize and approve the issuance of the Conversion Shares so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company agreement or instrument then binding on the Company and when the Conversion Shares have been duly issued and delivered in accordance with the provisions of the Company’s Amended and Restated Articles of Association, Amended and Restated Bylaws and the Delaware General Corporation Law, the Conversion Shares will be validly issued and fully paid.

(3) With respect to the Warrant Shares, when all necessary corporate action has been taken to authorize and approve the issuance of the Warrant Shares so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company agreement or instrument then binding on the Company and when the Warrant Shares have been duly issued and delivered upon conversion of the underlying shares of Series D NVCE Stock and payment in accordance with the provisions of the Warrant, the Company’s Amended and Restated Articles of Association, Amended and Restated Bylaws and the Delaware General Corporation Law, the Warrant Shares will be validly issued and fully paid.

(4) The Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Amendment, the Registration Statement or any related prospectus.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to us under the heading “Legal Matters” in the related prospectus supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,